Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (as the same may be amended or modified from time to time, this “Agreement”), effective as of September 27, 2013, is by and between Scorpio Bulkers Inc., a Marshall Islands corporation (the “Company”), and Scorpio Services Holding Company Ltd., a Marshall Islands corporation (“SSH” or the “Administrator”).

RECITALS

A. The Company was recently formed in anticipation of one or more equity raises by way of private placement and a subsequent public offering (the “Public Offering”) of shares of its common stock, par value $0.01 per share (“Common Shares”).

B. In order to provide administrative services to the Company with respect to Vessels it may acquire or charter and its business, the Company desires to engage the Administrator to provide, directly or indirectly, such services to the Company as are set out herein, and the Administrator desires to provide such services to the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions. In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Accounting Referee” has the meaning ascribed to such term in Section 6.3.

“Administrator Breach” has the meaning ascribed to such term in Section 8.3(a).

“Administrator Indemnified Persons” has the meaning ascribed to such term in Section 7.3.

“Administrator Misconduct” has the meaning ascribed to such term in Section7.1(a).

“Administrator’s Personnel” means all individuals who are employed by or have entered into consulting arrangements with the Administrator or any subcontractor under Section 2.3.

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Board of Directors” means the board of directors of the Company, as the same may be constituted from time to time.

“Books and Records” means all books of accounts and records, including tax records, sales and purchase records, Vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Company with respect to the Vessels or the Business (whether or not in written, printed, electronic or computer printout form).

“Business” means the Company’s business of owning, operating and/or chartering or re-chartering Vessels to other Persons and any other lawful act or activity customarily conducted in conjunction therewith.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in New York, New York and Monaco are required to close.

“Change of Control” has the meaning ascribed to such term in Section 8.4.

“Chief Financial Officer” means the chief financial officer of the Company.

“Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Company” has the meaning ascribed to such term in the preamble, and to the extent applicable, references to the Company shall include the Company’s wholly owned Subsidiaries.

“Company Breach” has the meaning ascribed to such term in Section 8.4(b).

“Company Indemnified Persons” has the meaning ascribed to such term in Section 7.3.

“Confidential Information” means all nonpublic or proprietary information or data (including all oral and visual information or data recorded in writing or in any other medium or by any other method) relating to a Disclosing Party that is obtained from the Disclosing Party or any third party on the Disclosing Party’s behalf, at any time before, simultaneously with, or after the execution of this Agreement; and, without prejudice to the general nature of the foregoing definition, the term Confidential Information shall include, but not by way of limitation, (i) information regarding the Disclosing Party’s existing or proposed operations, business plans, market opportunities, and business affairs and (ii) any information ascertainable by inspection of Confidential Information disclosed to the Receiving Party or by the analysis of any materials supplied to the Receiving. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is public knowledge at the time of disclosure or which subsequently becomes public knowledge other than as a result of a breach of this Agreement; (y) the Receiving Party can show was made available to it by some other Person who had a right to do so and who was not subject to any obligation of confidentiality or restricted use regarding such information; or (z) was developed by the Receiving Party independently without use of any confidential information provided hereunder or by a third party in breach of its confidentiality obligations.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Costs and Expenses” has the meaning ascribed to such term in Section 6.1.

“Credit Facility” means any credit facility agreement to which any Company may be a party from time to time.

“Designated Representative” and “Designated Representatives” each have the meaning ascribed to such terms in Section 9.1.

“Disclosing Party” means a Party who has disclosed Confidential Information hereunder to the other Party or on whose behalf Confidential Information has been disclosed to the other Party.

“Dispute” has the meaning ascribed to such term in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Ownership Group” means SSH and all Affiliates thereof.

“Fiscal Quarter” means a fiscal quarter for the Company or, in the case of the fiscal quarter ending June 30, 2013, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.

“Fiscal Year” means the fiscal year of the Company, being the twelve-month period ending December 31.

“GAAP” means the generally accepted accounting principles

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the SEC), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Initial Term” has the meaning ascribed to such term in Section 8.1.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceeding, pending or threatened, by any Person or before any Governmental Authority.

“Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines and monetary sanctions.

“Mediator’s Report” has the meaning ascribed to such term in Section 9.2(c).

“Parties” means the Company and the Administrator.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.

“President” means the president of the Company.

“Public Offering” has the meaning ascribed to such term in the recitals to this Agreement.

“Questioned Items” has the meaning ascribed to such term in Section 3.4(b).

“Receiving Party” means a Party to whom Confidential Information of a Disclosing Party has been disclosed hereunder.

“Renewal Term” has the meaning ascribed to such term in Section 8.2.

“Purchase Fee” has the meaning ascribed to such term in Section 6.1.

“SEC” means the United States Securities and Exchange Commission.

“Services” has the meaning set out in Section 3.1.

“Subsidiary(ies)” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Persons Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.

“Vessels” means the vessels controlled (ie owned and/or chartered in) by the Company or any of its Subsidiaries.

“Volume Weighted Average Price” or “VWAP” means the ratio of the value traded to total volume traded over a particular time horizon as described in Schedule 1

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

1.2 Construction. In this Agreement, unless the context requires otherwise:

(a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b) references to money refer to legal currency of the United States;

(c) “including” means “including, without limitation,” whether or not so expressed;

(d) words importing the singular include the plural and vice versa, and words importing gender include all genders; and

(e) a reference to an “approval,” “authorization,” “consent,” “notice” or “agreement” means an approval, authorization, consent, notice or agreement, as the case may be, in writing.

1.3 Headings. All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2. ENGAGEMENT OF ADMINISTRATOR

2.1 Engagement. The Company hereby engages the Administrator to provide, upon the Company’s request, the Services specified herein, and the Administrator hereby accepts such engagement, all in accordance with the terms of this Agreement. The Company and the Administrator each acknowledge that to the extent set out in this Agreement, the Administrator is acting solely on behalf of, as agent of and for the account of, the Company. The Administrator shall advise Persons with whom it deals on behalf of the Company that it is conducting such business for and on behalf of the Company.

2.2 Powers and Duties of the Administrator. The Administrator shall take such actions on its own behalf or on behalf of the Company as it from time to time considers necessary or appropriate to enable it to perform its obligations under this Agreement, subject to customary oversight and supervision of the Company, its Board of Directors and its executive officers. The Administrator shall use its reasonable best efforts to provide the Services hereunder in a commercially reasonable manner and with the care, diligence and skill that a prudent manager would possess and exercise, except that the Administrator may allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Administrator, acting reasonably, considers to be fair and reasonable.

2.3 Ability to Subcontract. The Administrator may subcontract any of its duties and obligations hereunder to provide the Services to any of its Affiliates without the consent of the Company and may subcontract its duties and obligations hereunder to provide the Services to Persons that are not Affiliates with the prior written consent of the Company. In the event of any subcontract by the Administrator, the Administrator shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement. To the extent the Administrator subcontracts any of the Services hereunder, the Company may directly pay the relevant subcontractor all reasonable direct and indirect fees, costs, reimbursements, and other expenses payable to such subcontractor as the Administrator may direct.

2.4 Outside Activities; Competition. The Company acknowledges that the Administrator and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company and its Affiliates, for their own respective accounts and for the accounts of other Persons. The Administrator and its Affiliates may undertake activities that compete with the activities of the Company. The Administrator agrees that it will provide the same level of service to the Company or any subsidiary thereof as it would to any other Affiliate.

2.5 Limitation on Administrator’s Acquisition of Certain Vessels. Recognizing the Company’s intentions to acquire Vessels meeting certain specific characteristics, the Administrator, on its own behalf and for that of its Subsidiaries, hereby agrees that, for the duration of this Agreement, neither it nor its Subsidiaries shall directly own dry bulk carriers of greater than 30,000 deadweight tons.

2.6 Authority of the Parties. Each Party represents to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations under this Agreement. The Company represents that the engagement of the Administrator has been duly authorized by the Company and is in accordance with all governing documents of the Company.

2.7 Inspection of Books and Records. At all reasonable times and on reasonable notice, any Person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept by the Administrator pursuant to this Agreement.

3. ADMINISTRATIVE SERVICES

The Administrator shall provide to the Company the services described in this Section 3 (collectively, the “Services”).

3.1 Accounting and Records. The Administrator shall, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such modifications as may be necessary to comply with Applicable Laws. The Books and Records shall contain particulars of receipts and disbursements relating to the Company’s assets and liabilities and shall be kept pursuant to normal commercial practices that will permit financial statements to be prepared for the Company in accordance with US GAAP. The Books and Records shall be the property of the Company but shall be kept at the Administrator’s primary office or such other place as the Company and the Administrator may mutually agree. Upon expiration or termination of this Agreement, all of the Books and Records shall be provided to the Company or as the Company shall direct.

3.2 Reporting Requirements. The Administrator shall prepare and deliver to the President and the Chief Financial Officer the following reports, which the Administrator shall use its reasonable best efforts to prepare and deliver within the time periods specified below or, if not so specified, within the time period requested by the relevant party:

(a) a quarterly report to be delivered within 45 days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter and for the applicable Fiscal Year through the end of such Fiscal Quarter;

(b) as and when requested by the Board of Directors, the President or the Chief Financial Officer, draft reports regarding financial and other information required in connection with Applicable Laws (including annual and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and

(c) as and when reasonably requested by the Company from time to time, such other reports with respect to financial and other information of the Company.

3.3 Financial Statements and Tax Returns. At the instruction of the Chief Financial Officer, the Administrator shall prepare and deliver for review by the Chief Financial Officer and the Audit Committee of the Board of Directors the following, which the Administrator shall use its reasonable best efforts to prepare and deliver within the time periods specified below or, if not so specified, within the time period requested by the relevant party:

(a) within 45 days of the end of each Fiscal Quarter, unaudited financial statements of the Company for such Fiscal Quarter, to be reviewed by the external auditors of the Company, prepared in accordance with US GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company;

(b) within 60 days of the end of each Fiscal Year, financial statements of the Company for such Fiscal Year, to be audited by the external auditors of the Company, prepared in accordance with US GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company; and

(c) tax returns for the Company and all of its Subsidiaries required to be filed by Applicable Laws.

Notwithstanding the foregoing, in the event that the Company’s reporting obligations are accelerated under the Exchange Act beyond what such obligations are at the time of the Public Offering, the Administrator shall use its reasonable best efforts to provide to the Company the financial statements referred to in clauses (a) and (b) above within such periods as shall be required for the Company to comply with any reporting requirements under the Exchange Act or other similar applicable laws and regulations.

In addition, the Administrator shall attend to the time calculation and payment of all taxes payable by the Company. At the instruction of the Chief Financial Officer, the Administrator shall cause the Company’s external accountants to review the Company’s unaudited financial statements, audit the Company’s annual financial statements and finalize tax returns. The Administrator shall make available to the Company’s accountants the relevant Books and Records for the Company and shall assist the accountants in their duties.

3.4 Legal and Securities Compliance Services.

(a) Responsibilities of the Administrator.

The Administrator shall assist the Company with the following items, whether or not related to any of the Vessels:

(i) compliance with all Applicable Laws, including all relevant securities laws and the rules and regulations of the SEC, the New York Stock Exchange or any other securities exchange upon which the Company’s securities are listed;

(ii) arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities laws in the United States and disclosure and reporting obligations under applicable securities laws, including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;

(iii) maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;

(iv) conducting investor relations functions on behalf of the Company; and

(v) adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under insurance policies (subject to any applicable deductible).

(b) Administration and Settlement of Legal Actions.

If any Legal Action is commenced against or is required to be commenced in favor of the Company or any of the Vessels, the Administrator shall arrange for the commencement or defense of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Company, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Administrator shall assist the Company in administering and supervising any such Legal Actions and shall keep the Company advised of the status thereof. The Administrator may settle any Legal Action on behalf of a Company where the amount of settlement is less than $500,000 with the approval of the President or the Chief Financial Officer and, in excess of such amount, with the approval of the Board of Directors.

(c) Interaction with Regulatory Authorities.

Notwithstanding anything in this Section 3 or otherwise, the Administrator shall not act for or on behalf of the Company in its relationships with any regulatory authorities except to the extent specifically authorized by the Company from time to time.

3.5 Bank Accounts.

The Administrator shall oversee banking services for the Company and shall establish in the name of the Company an operating account, a retention account and such other accounts with such financial institutions as the Company may request. The Administrator shall administer and manage all of the Company’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Administrator shall promptly deposit all moneys payable to the Company and received by the Administrator into a bank account held in the name of the Company.

3.6 Other Services.

The Administrator shall assist the Company to:

(a) identify, negotiate and secure opportunities for the Company to acquire Vessels or companies which own Vessels, or to construct Vessels, and to negotiate and carry out the purchase of existing Vessels, newbuilding Vessels or companies which are the registered owners of Vessels.

(b) obtain, on behalf of the Company, general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels that would normally be obtained for a company in a similar business to that of the Company;

(c) if so required by the Company administer payroll services, benefits and directors fees, for the Chief Executive Officer, the General Counsel and any other non-United States resident employee, officer or director of the Company and its Subsidiaries;

(d) provide the Company with information technology support;

(e) provide office space and office equipment for personnel of the Company at the location of the Administrator or any subsidiary thereof or as otherwise reasonably designated by the Company, and clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;

(f) at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the call and arrangement of all annual and special meetings of shareholders, (ii) the preparation of all materials (including notices of meetings and proxy or similar materials) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has full opportunity to review, approve, execute and return them to the Administrator for filing or mailing or other disposition as the Company may require or direct;

(g) provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

(h) make recommendations to the Company for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts; provided, however, that nothing herein shall permit the Administrator to engage any such adviser or expert for the Company without the Company’s specific approval; and

(i) attend to all other administrative matters necessary to ensure the professional management of the Company’s business or as reasonably requested by the Company from time to time.

4. EMPLOYEES AND ADMINISTRATOR’S PERSONNEL

4.1 Administrator’s Personnel. The Administrator shall provide the Services hereunder through the Administrator’s Personnel. The Administrator shall be responsible for all aspects of the employment or other relationship of the Administrator’s Personnel as required in order for the Administrator to perform its obligations hereunder, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Administrator shall remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to another Person.

5. COVENANTS OF THE ADMINISTRATOR

The Administrator hereby agrees and covenants with the Company that, during the Term, the Administrator shall:

(a) obtain and maintain for its benefit professional indemnity insurance and other insurance as is reasonable having regard to the nature and extent of the Administrator’s obligations under this Agreement;

(b) exercise all due care, skill and diligence in carrying out its duties under this Agreement as required by Applicable Laws;

(c) provide the chairman, President, the Chief Financial Officer, and the Board of Directors with all information in relation to the performance of the Administrator’s obligations under this Agreement as the President, the Chief Financial Officer, or the Board of Directors may reasonably request;

(d) use its reasonable best efforts to have all material property of the Company clearly identified as such, held separately from property of the Administrator and, where applicable, in safe custody;

(e) use its reasonable best efforts to have all property of the Company (other than money to be deposited to any bank account of the Company) transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company;

(f) use its reasonable best efforts to retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(g) use its reasonable best efforts to keep full and proper books, records and accounts showing clearly all transactions relating to its provision of the Services in accordance with established general commercial practices and in accordance with GAAP, and allow the Company and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

6. ADMINISTRATOR’S COMPENSATION AND REIMBURSEMENT

6.1 Fees for the Services; Reimbursement. In consideration for the provision of the Services by the Administrator to the Company, the Company shall pay the Administrator the amounts set forth on Schedule A hereto in accordance with Section 6.2 (“Purchase Fee”). In addition, the Company shall reimburse the Administrator for (a) all of the reasonable direct and indirect costs and expenses incurred by the Administrator and its Affiliates in providing the Services and (b) the pro rata portion of the salary and other costs incurred by the Administrator in employing and compensating an internal auditor who will be made available to the Company on a part time basis (the “Costs and Expenses”).

6.2 Invoicing. The Administrator shall, in good faith, determine the expenses related to the Services that are allocable to the Company and its Affiliates in any reasonable manner determined by the Administrator and shall provide to the Company on a quarterly basis an invoice for the Costs and Expenses to be paid under Section 6.1, which invoice shall contain a description in reasonable detail of the Costs and Expenses that comprise the aggregate amount of the payment being invoiced. The Administrator shall maintain the records of all Costs and Expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. The Company shall pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.

6.3 Dispute of Invoice. If the Company, in good faith, disputes the amount of an invoice, the Company shall give written notice of such dispute (including the particulars of such dispute) to the Administrator on or before the due date with respect to all or any portion of such invoice. Upon receipt of such notice, the Administrator shall furnish the Company with additional supporting documentation to reasonably substantiate the amount of the invoice or the Purchase Fee calculation, as applicable. Upon delivery of such additional documentation, the Company and the Administrator shall cooperate in good faith and use commercially reasonable efforts to resolve such dispute. If they are unable to resolve the dispute within (i) ten (10) Business Days of the delivery of such additional supporting information (in the case of an invoice) or (ii) five (5) days of such delivery (in the case of the Purchase Fee calculation), the dispute shall be referred for resolution to a firm of independent accountants of nationally recognized standing in the United States reasonably satisfactory to each of the Administrator and the Company (the “Accounting Referee”), which shall determine the disputed amounts within thirty (30) days of the referral of such invoice dispute to such Accounting Referee, or within ten (10) days of the referral of such Purchase Fee calculation dispute. The determination of the Accounting Referee shall not require the Company to pay more than the amount in dispute nor require the Administrator to return any amount previously paid by the Company. The fees and expenses of the Accounting Referee shall be borne equally by the Company and the Administrator. If any invoice dispute is resolved in favor of the Administrator, the Company shall make payment to the Administrator within ten (10) days of resolution of the dispute. Notwithstanding the foregoing, in no event shall the Company be entitled to withhold any amounts other than those portions of the applicable payment that are in dispute.

6.4 Direction to Pay. By written notice to the Company, the Administrator may direct the Company to pay any amounts owing under this Agreement directly to an Affiliate of the Administrator pursuant to a subcontracting arrangement relating to this Agreement.

7. LIABILITY OF THE ADMINISTRATOR; INDEMNIFICATION

7.1 Liability of the Administrator. The Administrator shall not be liable to the Company for any Losses arising from the Services unless and to the extent that such Loss resulted from:

(a) the fraud, gross negligence, recklessness or willful misconduct of the Administrator or any of its Affiliates or any of their respective employees, agents or subcontractors (“Administrator Misconduct”); or

(b) any breach of this Agreement by the Administrator of any of its Affiliates.

7.2 Administrator Indemnification. The Company shall indemnify and save harmless the Administrator and its directors, officers, employees, subcontractors and Affiliates (the “Administrator Indemnified Persons”) from and against any and all Losses incurred or suffered by the Administrator Indemnified Persons by reason of or arising from or in connection with their performance of this Agreement or any third-party Legal Action brought or threatened against such Administrator Indemnified Persons in connection with their performance of this Agreement, other than for any Losses to the extent related to or that resulted from:

(a) any liabilities or obligations that the Administrator has agreed to pay or for which the Administrator is otherwise expressly responsible under this Agreement;

(b) Administrator Misconduct; or

(c) any breach of this Agreement by the Administrator or any of its Affiliates (other than the Company or its Affiliates).

7.3 Company Indemnification. The Administrator shall indemnify and save harmless each Company and such Company’s directors, officers, employees, subcontractors and Affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, to the extent related to or that resulted from:

(a) any liabilities or obligations that the Administrator has agreed to pay or for which the Administrator is otherwise expressly responsible under this Agreement;

(b) Administrator Misconduct; or

(c) any breach of this Agreement by the Administrator or any of its Affiliates (other than the Company or its Affiliates).

8. TERM AND TERMINATION

8.1 Term. This Agreement shall commence on September 27, 2013 and remain valid and in force, unless terminated earlier pursuant to its terms (the “Term”).

8.2 Termination by the Company. This Agreement may be terminated by the Company:

(a) with a two years prior written notice to the Administrator;

(b) if, at any time, the Administrator materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 9 (“Administrator Breach”);

(c) if, at any time;

(i) the Administrator has been convicted of, has entered a plea of guilty or nolo contendere with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Company; and

(ii) the holders of a majority of the outstanding Common Shares elect to terminate this Agreement;

(d) if the Administrator commits fraud or is grossly negligent in the performance of its obligations hereunder, or commits an act of willful misconduct, and the Company is materially injured thereby in any such case;

(e) if, at any time, the Administrator becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction; or

(f) if any Person or group of Persons acquires Control or economic control of the Administrator in contravention of Section 10.2.

8.4 Termination by the Administrator. This Agreement may be terminated by the Administrator:

(a) after the third anniversary of the Public Offering, with twelve (12) months’ prior notice by the Administrator to the Company;

(b) if, at any time, the Company materially breaches the Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 9 (“Company Breach”); or

(c) at any time upon the earlier of (i) the occurrence of a Change of Control of the Company or (ii) the Administrator’s receipt of written notice from the Company that such a Change of Control will occur within 120 days. If the Company has knowledge that a Change of Control of the Company will occur, the Company shall give prompt written notice thereof to the Administrator. A “Change of Control” means the occurrence of any of the following:

(A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, except such a disposition to the Existing Ownership Group;

(B) an order made for, or the adoption by the Board of Directors of a plan of, liquidation or dissolution of the Company;

(C) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of a majority of the Company’s Voting Securities (unless such “person” is a member of the Existing Ownership Group), measured by voting power rather than number of shares;

(D) if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(E) the consolidation of the Company with, or the merger of the Company with or into, any “person” (other than a member of the Existing Ownership Group), or the consolidation of any “person” (other than a member of the Existing Ownership Group) with, or the merger of any “person” (other than a member of the Existing Ownership Group) with or into, the Company, in any such event pursuant to a transaction in which any of the common stock outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee “person” constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee “person” immediately after giving effect to such issuance; or

(F) a change in directors after which a majority of the members of the Board of Directors are not directors who were either nominated by, appointed by or otherwise elected with the approval of current board members at the time of such election.

9. DISPUTE RESOLUTION

9.1 Notice of Dispute. If (a) a dispute or disagreement arises between the Parties with respect to any provision of this Agreement (other than Section 6.3), including its interpretation or the performance of a Party under this Agreement or (b) (i) the Company in good faith believes that an Administrator Breach has occurred or is reasonably likely to occur or (ii) the Administrator in good faith believes that a Company Breach has occurred or is reasonably likely to occur (each of the foregoing being a “Dispute”), either Party may, or the Party alleging such breach or potential breach shall, deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. With respect to any Dispute described in clause (a) or (b) above, each Party shall designate an individual to negotiate and resolve the Dispute (each a “Designated

Representative” and, together, the “Designated Representatives”). The Designated Representatives shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of delivery of the notice referred to above. If either Designated Representative intends to be accompanied by counsel at any meeting, such Designated Representative shall give the other Designated Representative at least three (3) Business Days’ notice. All discussions and negotiations pursuant to this Section 9 shall be confidential and without prejudice to settlement negotiations.

9.2 Mediation. If a Dispute described in clause (a) or (b) of Section 9.1 is not resolved by the Designated Representatives during after the thirty (30) days provided in Section 9.1, either of the Parties may refer the matter to mediation. With respect to the mediation of any Dispute, the mediator shall be mutually agreed upon by the Parties, and such mediator will be instructed to:

(a) review the terms of the Dispute and the position of the Parties;

(b) consider the terms of and context of this Agreement; and

(c) render a non-binding report within sixty (60) days of the appointment of the mediator (the “Mediator’s Report”) or such later date as to which the Parties may agree.

The Parties shall consider the Mediator’s Report and may mutually decide to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator’s Report or a mediator cannot be chosen mutually by the Parties, the Dispute shall be submitted to binding arbitration pursuant to Section 9.3.

9.3 Arbitration. Any Dispute not resolved by the Parties pursuant to Section 9.1 or 9.2 shall be fully and finally resolved by binding arbitration pursuant to this Section 9.3. Either Party may refer the Dispute to arbitration, which shall take place in London, England in accordance with the London Maritime Arbitrators Association rules before a single arbitrator. The prevailing Party in any such arbitration shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10. GENERAL

10.1 Assignment; Binding Effect. The Parties may not assign any of their respective rights under this Agreement in whole or in part without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party. This Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns.

10.2 Change of Control of the Administrator. If any Person or group of Persons acting in concert (other than Affiliates of Liberty) proposes to acquire Control of the Administrator, directly or indirectly, the Administrator shall provide at least thirty (30) days’ written notice of the change of Control to the Company, which notice shall identify the Person that will acquire, directly or indirectly, Control of the Administrator.

10.3 Confidentiality. (a) Each Receiving Party agrees:

(i) to use any Confidential Information solely to carry out its obligations or exercise its rights under this Agreement (the “Purpose”) and for no other purpose;

(ii) to copy and make other works based on Confidential Information only as strictly necessary for the Purpose;

(iii) to maintain the confidentiality of the Confidential Information using at least the same degree of care that the Receiving Party uses for its own confidential or proprietary information of a similar nature, but no less than reasonable care;

(iv) to reveal any Confidential Information to any third party without the prior written consent of the Disclosing Party, except that if the Receiving Party is required by law, court or administrative order or regulation to reveal any Confidential Information, the Receiving Party is permitted to do so provided that the Receiving Party gives the Disclosing Party reasonable prior written notice (if permitted) of the required disclosure and cooperate with the Disclosing Party at its expense in seeking a protective order or other relief;

(v) to limit disclosure of the Confidential Information to such of your officers and employees as is necessary for the Purpose;

(vi) to inform each officer and employee who receives any Confidential Information of the restrictions as to use and disclosure of Confidential Information contained herein and to be responsible for any breach of such restrictions by any such persons;

(vii) Forthwith upon the Disclosing Party’s request, to procure the return of all Confidential Information together with any copies, abstracts, or other works which contain or are based on any of the Confidential Information; provided that, notwithstanding the foregoing, the Receiving Party shall be permitted to retain Confidential Information to the extent it is required to retain such Confidential Information pursuant to law, court or administrative order or regulation;

(b) Each Receiving Party further acknowledges that any breach of the provisions of this Agreement would result in serious damage being sustained by the Disclosing Party, and as a result hereby unconditionally agrees:

(i) To be responsible for losses, damages or expenses (including without limitation attorneys’ fees and expenses) that have been determined to have been caused by any such breach; and

(ii) That the Disclosing Party shall be entitled to equitable relief (including without limitation injunctive relief) in relation to any threatened or actual breach of the provisions of this Agreement without any requirement of posting a bond and without limiting any other remedy that may be available to the Disclosing Party.

10.4 Notices. Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

(a)	if to the Company:	(b)	if to the Administrator:

	Address: Le Millenium 9, Boulevard Charles III MC 98000 Monaco		Address: c/o Scorpio Ship Management SAM Le Millenium 9, Boulevard Charles III MC 98000 Monaco

	Attention: Emanuele A. Lauro		Attention: Filippo Lauro
	Chairman and CEO Fax No.:+37797778346 Email: lauro@scorpio.mc		Director Fax No.: +37797778346 Email: FAL@scorpio.mc

Copied to:	Copied to:

Luca Forgione	Luca Forgione
General Counsel	General Counsel
Fax No.: +37797778346	Fax No.: +37797778346
Email: lforgione@scorpiogroup.net	Email: lforgione@scorpiogroup.net

or to any other address or fax number that the Party so designates by notice given in accordance with this Section. Any notice

(a) if validly delivered on a Business Day, shall be deemed to have been given when delivered; and

(b) if validly transmitted by fax on a Business Day, shall be deemed to have been given on that Business Day.

10.5 Third Party Rights. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

10.6 No Partnership. Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

10.7 Severability. Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(x) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(y) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 10.8, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use commercially reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

10.8 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of England.

10.9 Amendments. No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

10.10 Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10.11 Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any waiver must be specifically stated as such in writing.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

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SCORPIO BULKERS INC.		SCORPIO SERVICES HOLDING COMPANY LTD.

By:	/s/ Luca Forgione	By:	/s/ Filippo Lauro
Name:	Luca Forgione	Name:	Filippo Lauro
Title:	General Counsel	Title:	Director

SCHEDULE A

PURCHASE FEE

For the provision of Services directly involving the purchase of Vessels or companies which own Vessels, or the ordering or acquisition of Vessels to be constructed and/ or delivered from shipyards, as specified in Section 3.6(a), the Company shall pay the Administrator a fee equal to (i) 31,250 common shares for each of the first 17 Vessels acquired, and (ii) for all subsequent Vessels acquired, purchased or ordered the nearest whole number of common shares of the Company derived by dividing 250,000 by the Volume Weighted Average Price of the Company’s common shares in the 30-day immediately preceding the contract date of a definitive agreement to purchase or order. The Purchase Fee shall be payable upon delivery of the Vessel(s) provided that if the Vessel is not delivered to the Company for any reason whatsoever other than (a) the insolvency of the yard where the Vessel is being built (provided that the insolvency prevents and not merely delays the construction and delivery of the Vessel); and (b) the total loss of the Vessel (actual , constructive or compromised) whilst under construction at the yard, the Purchase Fee shall remain due and be payable to the Administrator as if the Vessel had been delivered to the Company.